As filed with the Securities and Exchange Commission on July 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ryan Specialty Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-2526344
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Prudential Plaza 180 N. Stetson Avenue Suite 4600 Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Ryan Specialty Group Holdings, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Patrick G. Ryan

Chief Executive Officer

Two Prudential Plaza

180 N. Stetson Avenue

Suite 4600

Chicago, IL 60601

Telephone: (312) 784-6001

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Robert E. Goedert, P.C.

Craig Garvey

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common stock, par value $0.001 per share, reserved for issuance pursuant to the Ryan Specialty Group Holdings, Inc. 2021 Omnibus Incentive Plan	76,000,000(3)	$27.00	$2,052,000,000	$223,873.20

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding Class A common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on a per share price of $27.00, the average of the high and low price of the Company’s Class A common stock on July 22, 2021, as reported on the New York Stock Exchange.

(3)

Represents shares of Class A common stock issuable pursuant to the Ryan Specialty Group Holdings, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) being registered herein, which shares consist of shares of Class A common stock reserved and available for delivery with respect to awards under the Omnibus Plan, shares of Class A common stock that may again become available for delivery with respect to awards under the Omnibus Plan pursuant to the share counting, share recycling and other terms and conditions of the Omnibus Plan, and shares of Class A Common Stock that may become reserved and available for delivery with respect to awards under the Omnibus Plan pursuant to the “evergreen” provision of the Omnibus Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Ryan Specialty Group Holdings, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July  23, 2021, relating to the Company’s Registration Statement on Form S-1 (Registration No. 333-257233), originally filed with the Commission on June 21, 2021 (as amended, including all exhibits); and

(b) The description of the Company’s Class  A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 21, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Class A common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Pursuant to the Company’s bylaws, we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

The Company will maintain standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers. The form of Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-257233) provides for indemnification of the Company’s directors and officers by the underwriters party thereto against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Ryan Specialty Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-257233), filed with the Commission on June 21, 2021)

3.2	Amended and Restated Bylaws of Ryan Specialty Group Holdings, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (No. 333-257233), filed with the Commission on June 21, 2021)

5.1*	Opinion of Kirkland & Ellis LLP

10.1*	Ryan Specialty Group Holdings, Inc. 2021 Omnibus Incentive Plan

10.2*	Form of Nonqualified Stock Option Agreement (Staking Option)

10.3*	Form of Nonqualified Stock Option Agreement (Reload Option)

10.4*	Form of Restricted Stock Agreement

10.5*	Form of Restricted Stock Unit Agreement

10.6*	Form of Class C Common Incentive Unit Grant Agreement (Staking Unit)

10.7*	Form of Class C Common Incentive Unit Grant Agreement (Reload Unit)

10.8*	Form of Common Unit Grant Agreement

10.9*	Form of Restricted LLC Unit Agreement

23.1*	Consent of Deloitte & Touche LLP as to Ryan Specialty Group Holdings, Inc.

23.2*	Consent of Deloitte & Touche LLP as to Ryan Specialty Group, LLC

23.3*	Consent of Deloitte & Touche LLP, as to All Risks Specialty, LLC (f/k/a/ All Risks, LTD.)

23.4*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 23, 2021.

RYAN SPECIALTY GROUP HOLDINGS, INC.

By:	/s/ Patrick G. Ryan
Name: Patrick G. Ryan
Title: Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints, jointly and severally, Mark S. Katz, Ian Ackerman, and Sarah Bermingham, as his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 23, 2021.

Signature	Title

/s/ Patrick G. Ryan Patrick G. Ryan	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeremiah R. Bickham Jeremiah R. Bickham	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Henry S. Bienen Henry S. Bienen	Director

/s/ David P. Bolger David P. Bolger	Director

/s/ Michelle L. Collins Michelle L. Collins	Director

/s/ Nicholas D. Cortezi Nicholas D. Cortezi	Director

/s/ William J. Devers William J. Devers	Director

/s/ D. Cameron Findlay D. Cameron Findlay	Director

/s/ Robert Le Blanc Robert Le Blanc	Director

/s/ Andrew J. McKenna Andrew J. McKenna	Director

/s/ Michael D. O’Halleran Michael D. O’Halleran	Director

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director

/s/ Timothy W. Turner Timothy W. Turner	Director